Exhibit 10.8

SITE LEASE AGREEMENT

BETWEEN

BIG WEST OIL, LLC

AS LESSOR

AND

BIG WEST OIL OPERATING, LP

AS LESSEE

_____________, 2008

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND CONSTRUCTION		1

1.1	Certain Defined Terms	1
1.2	Interpretation	6
1.3	Headings	6

ARTICLE II LEASE OF PREMISES AND TERM		7

2.1	Lease of Premises and Term	7
2.2	Access	7
2.3	Rent	8
2.4	Place of Payment	8
2.5	Net Lease	8

ARTICLE III CONDUCT OF BUSINESS		8

3.1	Use of Premises	8
3.2	Waste	8
3.3	Governmental Regulations	9
3.4	Utilities	9
3.5	Salt Lake Refinery Site-Wide Permits	9

ARTICLE IV ALTERATIONS, ADDITIONS AND IMPROVEMENTS		9

4.1	Additional Improvements	9
4.2	Ownership	10

ARTICLE V MAINTENANCE OF PREMISES		10

5.1	Maintenance by Lessee	10
5.2	Operation of Premises	10
5.3	Surrender of Premises	10
5.4	Release of Hazardous Substances	10

ARTICLE VI TAXES, ASSESSMENTS		11

6.1	Taxes	11
6.2	Depreciation	11

ARTICLE VII EMINENT DOMAIN; CASUALTY		11

7.1	Total Condemnation of Premises	11
7.2	Partial Condemnation	11
7.3	Damages and Right to Additional Property	12
7.4	Casualty	12

ARTICLE VIII ASSIGNMENT AND SUBLETTING		13

8.1	Assignment and Subletting	13
8.2	Release of Lessor	13
8.3	Release of Lessee	14

ARTICLE IX DEFAULTS; REMEDIES; TERMINATION		14

9.1	Default by Lessee	14
9.2	Lessor’s Remedies	14
9.3	Default by Lessor	15
9.4	Lessee’s Remedies	15

ARTICLE X INDEMNITY		16

10.1	By Lessor	16
10.2	By Lessee	16
10.3	Procedures Relating to Indemnification	17

ARTICLE XI FORCE MAJEURE		17

11.1	Force Majeure Event	17
11.2	Force Majeure Notice	18

ARTICLE XII OTHER PROVISIONS		18

12.1	Notices	18
12.2	Severability	19
12.3	Entire Agreement	19
12.4	No Modification	19
12.5	No Waiver	19
12.6	Safety Regulations	19
12.7	Relationship of Parties	19
12.8	Governing Law	19
12.9	Dispute Resolution	20
12.10	Waiver of Consequential Damages	21
12.11	Estoppel Certificates	21
12.12	Recording	22
12.13	Warranty of Peaceful Possession	22
12.14	Set Off	22

Exhibits

Exhibit A	Premises
Exhibit B	Salt Lake Refinery
Exhibit C	Short Form Memorandum
Exhibit D	Facilities
Exhibit E	Common Facilities

Schedules

Schedule 1.1(b)	Items which are not part of the Premises

SITE LEASE AGREEMENT

THIS SITE LEASE AGREEMENT (this “Lease”) is made and entered into to be effective as of the ____ day of ________, 2008, between Big West Oil, LLC, a Utah limited liability company (together with its successors and assigns permitted pursuant to the terms of this Lease, “Lessor”), and Big West Oil Operating, LP, a Delaware limited partnership (together with its successors and assigns permitted pursuant to the terms of this Lease, “Lessee”). Lessor and Lessee are referred to individually as a “Party” and collectively as the “Parties.”

Recitals

Pursuant to the terms of that certain Contribution Agreement (the “Contribution Agreement”), dated of even date herewith between Lessor and Lessee, Lessee has acquired the Facilities.

Lessee desires to lease from Lessor, and Lessor has agreed to lease to Lessee, the part of the Salt Lake Refinery Site on which the Facilities are located.

Lessor has agreed to provide Lessee with access to certain properties, facilities and other improvements at the Salt Lake Refinery Site as may be necessary or desirable for Lessee to operate the Facilities.

NOW, THEREFORE, for and in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the mutual agreements hereinafter set forth, Lessor and Lessee covenant and agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Certain Defined Terms. Unless the context otherwise requires, the following terms shall have the respective meanings set forth in this Section 1.1:

“Additional Improvements” shall have the meaning ascribed to such term in Section 4.1.

“Affiliate” means (i) with respect to Lessor, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, Lessor, excluding GP and any other Person that directly or indirectly through one or more intermediaries is controlled by GP; and (ii) with respect to Lessee, GP and any Person that directly or indirectly through one or more intermediaries is controlled by GP. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“all or substantially all” shall have the meaning ascribed to such term in Section 7.4.

“Applicable Law” means all statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Parties, including Environmental Laws, all health, building, fire, safety and other codes, ordinances and requirements and all applicable standards of the National Board of Fire Underwriters, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment; in each case, as applicable to Lessee, Lessor, the Facilities or the Salt Lake Refinery.

“Bankruptcy Proceeding” means with respect to a Party or entity, such Party or entity (a) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (b) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (c) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (d) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights; (e) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding up or liquidation, and any such proceeding or petition is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (f) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (g) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (h) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced, or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (i) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (a) to (h) (inclusive); or (j) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Big West Party” means as to each Related Agreement, Big West Oil, LLC or its Affiliate that is a party to such agreement and the successors and assignees to Big West Oil, LLC or such Affiliate under such agreement as permitted by the terms of such agreement.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Utah are closed.

“Claims” shall have the meaning ascribed to such term in Section 10.1.

“Commencement Date” shall have the meaning ascribed to such term in Section 2.1.

“Common Facilities” shall mean the buildings, facilities, roadways, improvements, fixtures and other items described on Exhibit E.

“Connection Facilities” means all physical interconnections and related equipment and facilities required to deliver or connect certain services, utilities, materials and facilities to the Facilities that are located at the Salt Lake Refinery necessary to operate and maintain the Facilities as currently operated and maintained.

“Contribution Agreement” has the meaning set forth in the Recitals.

“Cure Period” has the meaning set forth in Section 12.9(b)(1).

“dispute” has the meaning set forth in Section 12.9(a).

“Environmental Law” or “Environmental Laws” means any and all Applicable Laws pertaining to pollution, protection of human health or the environment, or workplace health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and all similar applicable Laws of any Governmental Authority having jurisdiction over the Salt Lake Refinery or the Facilities or their respective operations, and all amendments to such applicable Laws and all regulations implementing any of the foregoing.

“Facilities” means the units, equipment and facilities described on Exhibit D, which are physically located on the Premises.

“Force Majeure Event” means the following events, conditions and circumstances, and all similar events, conditions and circumstances of the kind enumerated herein, for which a Party is rendered, wholly or substantially, unable to perform its obligations hereunder, except in each case (i) to the extent any of the following is within the reasonable control of, could be sufficiently alleviated by the reasonable efforts of, or is caused by the gross negligence, breach or default of, the Party claiming the Force Majeure, and provided that, the Party claiming the Force Majeure takes all reasonable efforts to mitigate the effects of the Force Majeure and (ii) that changes in costs of goods and services (including amounts payable under the Related Agreements), changes in costs of regulatory or other compliance with Applicable Law, and the lack of finances do not constitute Force Majeure:

(a) any act of God or the public enemy, fire, explosion, perils of the sea, flood, unusually bad weather, drought, war, terrorism, national emergency, riot, sabotage or embargo, and any interruption of or delay in transportation, electrical or other utility shortage or blackout, or any inadequacy or shortage or failure or breakdown of supply of raw materials or equipment or mechanical breakdown or other production shutdown;

(b) any Labor Difficulties from whatever cause arising and whether or not the demands of the employees involved are within the power of the claiming Party to concede, including Labor Difficulties affecting transportation facilities, raw material supplies or services to the Customer’s Facilities or the Salt Lake Refinery, which shall constitute events of Force Majeure to the extent that such Labor Difficulties affect a Party’s ability to perform its obligations hereunder; or

(c) compliance with any order, action, direction or request of any Governmental Authority or with any Applicable Law not brought about by any action or omission on the part of the Party claiming the Force Majeure.

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of any foreign nation, the United States, or any other state that has or obtains jurisdiction over the matter in question, or any political subdivision thereof.

“GP” means the general partner of the MLP.

“Hazardous Substances” means and includes each substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum or petroleum products that have been Released into the environment.

“Indemnified Party” shall have the meaning ascribed to such term in Section 10.3.

“Indemnifying Party” shall have the meaning ascribed to such term in Section 10.3.

“Initial Term” shall have the meaning ascribed to such term in Section 2.1.

“Labor Difficulties” means strikes and lockouts, both legal and illegal, and other forms of organized actions, howsoever called, by labor or other personnel to stop or significantly reduce or slow down work or production or to withdraw or withhold labor or services.

“LD Payment” means the payment by the Big West Party of liquidated damages due the non-Big West Party under Section 16.2(d) of the Refining Agreement.

“Lease” shall have the meaning ascribed to such term in the preamble to this Lease.

“Lender” means any Person providing financing with respect to the Facilities.

“Lessee” shall have the meaning ascribed to such term in the preamble to this Lease.

“Lessee Group” shall have the meaning ascribed to such term in Section 10.2.

“Lessee Indemnified Parties” shall have the meaning ascribed to such term in Section 10.2.

“Lessee Parties” shall have the meaning ascribed to such term in Section 2.2(a).

“Lessee Release” shall have the meaning ascribed to such term in Section 12.12.

“Lessor” shall have the meaning ascribed to such term in the preface to this Lease.

“Lessor Group” shall have the meaning ascribed to such term in Section 10.1.

“Lessor Indemnified Parties” shall have the meaning ascribed to such term in Section 10.1.

“Lessor Parties” shall have the meaning ascribed to such term in Section 2.2(b).

“Lessor’s Property” shall have the meaning ascribed to such term in Recitals.

“Master Services Agreement” means the Master Services Agreement between Big West Oil Operating, LP and Big West Oil, LLC, dated of even date herewith, as the same may be amended.

“MLP” means Big West Oil Partners, LP.

“Omnibus Agreement” means the Omnibus Agreement between Flying J Inc., Big West Oil, LLC, Big West GP, LLC, Big West Oil Partners, LP, Big West Operating GP, LLC and Big West Oil Operating, LP, dated of even date herewith as the same may be amended.

“Month” means calendar month.

“partial destruction” shall have the meaning ascribed to such term in Section 7.4.

“Party” and “Parties” shall have the meanings ascribed to such term in the preface to this Lease.

“Permits” means all permits, licenses, franchises, authorities, consents, and approvals, as necessary under applicable Laws, including Environmental Laws, for operating the Facilities, the Additional Improvements and/or the Premises.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, joint stock company, government or any agency or political subdivision thereof or any other entity.

“Post-Maturity Rate” shall have the meaning ascribed to such term in Section 9.2.

“Premises” means those certain tracts or parcels of land located within the Salt Lake Refinery Site which are described or identified on Exhibit A, but excluding (i) the Facilities, (ii) Additional Improvements, [and (iii) those matters set forth on Schedule 1.1(b)].

“Refining Agreement” means that certain Catalytic Cracking and Alkylation Refining Agreement between Big West Oil Operating, LP and Big West Oil, LLC, dated of even date herewith, as the same may be amended.

“Related Agreements” means the Refining Agreement, the Master Services Agreement, the Shared Services Agreement and the Omnibus Agreement.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Renewal Term” shall have the meaning ascribed to such term in Section 2.1.

“Salt Lake Refinery” means the crude unit, tanks, terminals, pipes, land and other assets and properties surrounding the Facilities and owned by Lessor or an Affiliate of Lessor, the same being more particularly described or depicted on Exhibit B.

“Salt Lake Refinery Site” means the land on which the Salt Lake Refinery and the Facilities are physically located, but such term does not include any equipment, buildings, fixtures or other facilities located on or under such land.

“Shared Services Agreement” means that certain Shared Services Agreement between Big West Oil Operating, LP and Big West Oil, LLC, dated of even date herewith, as the same may be amended.

“Site Lease” shall have the meaning ascribed to such term in first paragraph.

“Term” shall have the meaning ascribed to such term in Section 2.1.

“Third Party” shall mean a Person which is not (a) Lessor or an Affiliate of Lessor, (b) Lessee or an Affiliate of Lessee or (c) a Person that, after the signing of this Lease becomes a successor entity of Lessor, Lessee or any of their respective Affiliates. An employee of Lessor or Lessee shall not be deemed an Affiliate.

“Third-Party Claim” shall mean a Claim asserted by a Third Party.

1.2 Interpretation. Any reference to the singular includes the plural and vice versa, any reference to natural persons includes legal persons and vice versa, and any reference to a gender includes the other gender. The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Lease, shall refer to this Lease as a whole and not to any particular provision of this Lease. Any reference to Articles, Sections, Exhibits and Schedules are, unless otherwise stated, references to Articles, Sections, Exhibits and Schedule of or to this Lease. The headings in this Lease have been inserted for convenience only and shall not be taken into account in its interpretation. References to a Person shall include any permitted assignee or successor to such Party in accordance with this Lease. If any period is referred to in this Lease by way of reference to a number of days, the days shall be calculated exclusively of the first and inclusively of the last day unless the last day falls on a day that is not a Business Day in which case the last day shall be the next succeeding Business Day. The use of “or” is not intended to be exclusive unless explicitly indicated otherwise. The words “includes,” “including” or any derivation thereof shall mean “including without limitation.”

1.3 Headings. The headings of the Sections of this Lease and of the Schedules and Exhibits are included for convenience only and shall not be deemed to constitute part of this Lease or to affect the construction or interpretation hereof or thereof.

ARTICLE II

LEASE OF PREMISES AND TERM

2.1 Lease of Premises and Term. In consideration of the rents, covenants and agreements set forth herein and subject to the terms and conditions hereof, Lessor hereby leases to Lessee and Lessee hereby leases from Lessor the Premises for a term commencing on the effective date hereof (the “Commencement Date”) and ending contemporaneous with the earlier to occur of the expiration of the term of the Shared Services Agreement (as such term may be renewed or extended pursuant to the terms of such agreement) and the earlier termination of the Shared Services Agreement in accordance with the terms of such agreement (“Initial Term”), and after such date the term of this Lease may be renewed from year-to-year thereafter (“Renewal Term”), if agreed by both Parties (the Initial Term together with any Renewal Term, the “Term”). This Lease may be terminated prior to the expiration of the Term in accordance with Article IX.

2.2 Access.

(a) Lessor hereby grants to Lessee and its Affiliates, agents, employees and contractors (collectively, “Lessee Parties”), free of charge (other than the amounts payable pursuant to Section 2.3), an irrevocable, non-exclusive right of access to and use of during the Term those portions of the Salt Lake Refinery Site and the Common Facilities that are reasonably useful for or necessary for access to and/or the operation of the Facilities and Additional Improvements by Lessee as a stand-alone enterprise (including, without limitation, common areas, drive-through access ways, truck or rail loading or unloading areas, parking areas and driveways for vehicular and pedestrian ingress/egress for the benefit of Lessee), all so long as such access and use by any of the Lessee Parties does not unreasonably interfere in any material respect with Lessor’s operations at the Salt Lake Refinery Site and complies with Lessor’s rules, norms and procedures governing safety and security at the Salt Lake Refinery delivered in writing to Lessee with reasonable advance notice (which rules, norms and procedures must be applied and enforced uniformly by Lessor at the Salt Lake Refinery Site without prejudice to Lessee, and must not materially adversely affect Lessee’s rights hereunder). Notwithstanding the foregoing, the provisions of this Section 2.2(a) shall relate only to access and use of the Common Facilities, and the Shared Services Agreement shall cover all services that are to be provided by the Big West Party under the terms of the Shared Services Agreement and during the term of the Shared Services Agreement the Big West Party shall have the exclusive right to operate the Common Facilities for the provision of such services.

(b) Lessor hereby retains for itself and its Affiliates, agents, employees and contractors (collectively, “Lessor Parties”) the right of access to all of the Premises and the Facilities (i) to determine whether the conditions and covenants contained in this Lease are being kept and performed, (ii) to comply with Environmental Laws, (iii) to address any emergency situation affecting the Salt Lake Refinery or the Facilities, and (iv) to inspect, maintain, repair, improve and operate the Common Facilities and any assets of Lessor located on the Premises or to install or construct any structures or equipment necessary for the maintenance, operation or improvement of any such assets or the installation, construction or maintenance of any Connection Facilities, all so long as such access by Lessor Parties is preceded (except in case of emergency) by reasonable prior written notice to Lessee and does not unreasonably interfere in any material respect with Lessee’s operations on the Premises and complies with Lessee’s rules, norms and procedures governing safety and security at the Premises delivered in writing to Lessor with reasonable advance notice (which rules, norms and procedures must be applied and enforced uniformly by Lessee at the Facilities and Premises without prejudice to Lessor and must not materially adversely affect Lessor’s rights hereunder).

2.3 Rent.

(a) As rental for the Premises during the Term, Lessee agrees to pay to Lessor for the 12-month period commencing February 1, 2008 and ending January 31, 2009, and for each succeeding 12 month period occurring during the Term, $50,000 on or before the 1st day of each such 12-month period (in each case, prorated for each partial 12-month period based on the number of days in such period).

(b) If at any time during the Term any part of the Facilities or Additional Improvements are being used by Lessee to refine or process gas oil or other hydrocarbon substances not owned by Lessor, Lessee or any Affiliate of Lessor or Lessee, then in addition to the rental described in Section 2.3(a), Lessee shall pay to Lessor a commercially reasonable fee (based on current market rates) for the use of the tanks and related facilities comprising a part of the Common Facilities for the storage or throughput of such gas oil or other hydrocarbon substances or any resulting refined products.

2.4 Place of Payment. All Rent shall be payable in lawful money of the United States of America at Lessor’s address set forth in Section 12.1.

2.5 Net Lease. Except as otherwise expressly provided in this Lease and without limiting or modifying the obligations of the Big West Party under each Related Agreement, this is a net lease and Lessor shall not at any time be required to pay any utility charges or any costs associated with the maintenance, repair, alteration or improvement of the Premises or to provide any services or do any act or thing with respect to the Premises or any part thereof or any appurtenances thereto, and the Rent reserved herein shall be paid without any claim on the part of Lessee for diminution, setoff or abatement and nothing shall suspend, abate or reduce any Rent to be paid hereunder, except as expressly provided herein.

ARTICLE III

CONDUCT OF BUSINESS

3.1 Use of Premises. Lessee shall have the right to use the Premises for the purpose of owning, operating, maintaining, repairing, replacing, improving and expanding the Facilities and the Additional Improvements and for any other lawful purpose associated with the operation and ownership of the Facilities and the Additional Improvements.

3.2 Waste. Subject to the obligations of Lessor under the Related Agreements, Lessee shall not commit, or suffer to be committed, any waste to the Premises, the Facilities, the Additional Improvements, the Common Facilities, the Salt Lake Refinery or any other property located on or under the Salt Lake Refinery Site, ordinary wear and tear excepted.

3.3 Governmental Regulations. Subject to the obligations of Lessor to Lessee under this Lease and the Big West Party under each Related Agreement, and excluding any violation existing on or before the date hereof and any requirement caused by conditions in effect prior to the date hereof or otherwise caused by Lessor, Lessee shall, at Lessee’s sole cost and expense, at all times comply with all applicable requirements (including requirements under Environmental Laws) of all Governmental Authorities now in force, or which may hereafter be in force, pertaining to the Premises, the Facilities and the Additional Improvements, and shall faithfully observe all Laws now in force or which may hereafter be in force pertaining to the Premises, the Facilities and the Additional Improvements, or the use, maintenance or operation thereof. Lessee shall give prompt written notice to Lessor of Lessee’s receipt from time to time of any notice of non-compliance, order or other directive from any court or other Governmental Authority under Environmental Laws relating to the Premises, the Facilities or the Additional Improvements.

3.4 Utilities. Utilities services necessary to operate the Facilities and the Additional Improvements are covered by the Shared Services Agreement.

3.5 Salt Lake Refinery Site-Wide Permits. Lessee and Lessor shall use commercially reasonable efforts to cause the applicable Governmental Authorities, to the extent allowed by Law, to allow Lessee to operate the Facilities and the Additional Improvements under any existing Salt Lake Refinery-wide Permits or other Permits held directly by Lessor, and Lessor agrees to allow (to the extent allowed by Law) the Facilities and/or Additional Improvements to continue coverage under such Permits. To the extent that applicable Governmental Authorities will not allow Lessee to operate the Facilities and the Additional Improvements under any particular Salt Lake Refinery-wide Permits then Lessee and Lessor shall use commercially reasonable efforts to secure a separate Permit to be held directly by Lessee with respect to the Facilities and the Additional Improvements.

ARTICLE IV

ALTERATIONS, ADDITIONS AND IMPROVEMENTS

4.1 Additional Improvements. Subject to the provisions of this Article IV, Lessee may make any alterations, additions, improvements or other changes to the Premises and the Facilities as may be necessary or useful in connection with the operation, maintenance, repair, replacement or removal of the Facilities (collectively, the “Additional Improvements”); provided, any such Additional Improvements shall require the consent of Lessor, acting reasonably, if the same also require or involve any alteration, addition, improvement or other change to the Common Facilities or any material increase in the quantity of Shared Services. If such Additional Improvements require alterations, additions or improvements to the Premises or any of the Common Facilities, Lessee shall notify Lessor in writing in advance and the Parties shall negotiate in good faith any increase to the fees paid by Lessee under the Shared Services Agreement by Lessee or otherwise provide for reimbursement of any material increase in cost (if any) to Lessor that results from any modifications to the Premises or the Common Facilities necessary to accommodate the Additional Improvements, or as otherwise mutually agreed by the Parties. Any alteration, addition, improvement or other change to the Facilities or Additional Improvements (and, if agreed by Lessee and Lessor, to the Premises or the Common Facilities) by Lessee shall be made in a good and workmanlike manner and in accordance with all applicable Laws. The Facilities and all Additional Improvements shall remain the property of

Lessee and shall be removed by Lessee within [two years] after termination of this Lease or, at Lessee’s option exercisable by notice to Lessor, surrendered to Lessor upon the termination of this Lease. Until such Facilities and Additional Improvements are removed, Lessee shall continue to pay rental to Lessor calculated in the same manner as provided in Section 2.3 and Lessee shall continue to comply with its other obligations under this Lease as if the Term of this Lease was still in effect. Lessee shall not have the right or power to create or permit any lien of any kind or character on the Premises, the Salt Lake Refinery Site or any asset of Lessor located thereon by reason of repair or construction or other work. In the event any such lien is filed against the Premises, the Salt Lake Refinery Site or any asset of Lessor located thereon, Lessee shall cause such lien to be discharged or bonded within 30 days of the date of filing thereof.

4.2 Ownership. As between Lessor and Lessee, Lessee owns the Facilities and shall own the Additional Improvements, Lessor shall have no interest therein, and Lessor shall have no right to grant or place any lien, security interest or other encumbrance on the Facilities or the Additional Improvements. Lessor hereby waives and releases any statutory lien or other lien or security interest on the Facilities or the Additional Improvements available to Lessor as a landlord or lessor of real property under Utah law.

ARTICLE V

MAINTENANCE OF PREMISES

5.1 Maintenance by Lessee. Except as otherwise expressly provided in this Article V and in Article VII or elsewhere in this Lease and without limiting the obligations of the Big West Party under each Related Agreement, Lessee shall at its sole cost, risk and expense at all times keep the Premises, the Facilities and all Additional Improvements in good order and repair and make all necessary repairs thereto, structural and nonstructural, ordinary and extraordinary, and unforeseen and foreseen. When used in this Section 5.1, the term “repairs” shall include all necessary replacements, renewal, alterations and additions. All repairs made by Lessee shall be at least equal in quality and class to the original work and shall be made in a good and workmanlike manner and in accordance with all applicable Laws.

5.2 Operation of Premises. Subject to the obligations of Lessor to Lessee in this Lease and without limiting the obligations of the Big West Party under each Related Agreement, Lessee covenants and agrees to operate the Facilities and Additional Improvements located on the Premises in accordance with all Applicable Laws and other requirements of applicable Governmental Authorities now in force, or which may hereafter be in force, pertaining to the Premises or the use or operation thereof.

5.3 Surrender of Premises. Lessee shall at the expiration of the Term or at any earlier termination of this Lease, surrender the Premises to Lessor in as good condition as it received the same, ordinary wear and tear, and limitations permitted by Article VII excepted and in accordance with the provisions of Article IV.

5.4 Release of Hazardous Substances. Lessee shall give prompt notice to Lessor of any Release of any Hazardous Substances to the environment on or at the Premises that occurs during the Term and which Lessee is aware is not in compliance with Environmental Laws that occur during the Term, excluding any of the same known to the Big West Party.

ARTICLE VI

TAXES, ASSESSMENTS

6.1 Taxes.

(a) Lessee shall promptly pay when invoiced directly by the taxing authority or by Lessor, as the case may be (and in all events prior to delinquency), and otherwise bear the cost of, all property taxes imposed on the Premises, the Facilities or the Additional Improvements; provided, Lessor shall be responsible for and shall pay any income tax, capital levy, estate, succession, inheritance or transfer taxes or similar tax; any franchise or other tax imposed upon any owner of the fee of the Premises; or any income, profits or revenue tax, assessment or charge imposed upon the rent or other benefit received by Lessor under this Lease. Lessor shall provide Lessee a copy of all tax bills and invoices received from any taxing authority in connection with any taxes. All property taxes for the first and last calendar year of the Term shall be equitably prorated.

(b) To the extent Lessor receives notices or is responsible for filings with respect to property taxes for which Lessee is responsible pursuant to Section 6.1(a), Lessor shall provide copies of such notices to Lessee within 15 days of receipt and Lessor shall provide copies of such filings at least 20 days prior to their due date. Lessee shall have the right to amend such filings prior to the due date to the extent information on the filings affects Lessee’s liability for property taxes. If requested by Lessee, Lessor shall protest and/or appeal any action, including a determination of the appraised value of the Premises, the Facilities and/or the Additional Improvements, or failure to act by the taxing authorities with jurisdiction over such property, and shall pursue such protest and/or appeal with the taxing authorities and/or the courts. Lessee and Lessor shall cooperate in the selection of counsel to assist in connection with any protest and/or appeal. Lessee shall reimburse Lessor for any reasonable expenses incurred by Lessor in connection with any protest and/or appeal of any action affecting Lessee’s liability for property taxes requested by Lessee.

6.2 Depreciation. Lessee owns the Facilities and shall own any Additional Improvements and may take any depreciation deductions under the applicable tax laws for the Facilities and Additional Improvements.

ARTICLE VII

EMINENT DOMAIN; CASUALTY

7.1 Total Condemnation of Premises. If the whole of the Premises are acquired or condemned by eminent domain for any public or quasi-public use or purpose, then this Lease shall terminate as of the date title vests in any public agency. All rentals and other charges owing hereunder shall be prorated as of such date.

7.2 Partial Condemnation.

(a) Lessee shall provide to Lessor promptly after receipt notice of any eminent domain or condemnation action asserted or threatened by any Governmental Authority and affecting all or any part of the Premises. Lessor and Lessee shall cooperate in good faith with respect to any such eminent domain or condemnation action. If any material part of the

Premises (but less than the whole of the Premises) is acquired or condemned, and if in Lessee’s reasonable opinion such partial taking or condemnation renders the Premises unsuitable for the business of Lessee, then Lessee shall notify Lessor of the same. Following receipt of such notice, Lessor and Lessee shall cooperate in good faith to determine whether there is another part of the Salt Lake Refinery Site that can be used by Lessee to conduct its business with the Facilities. If Lessor and Lessee reach an agreement regarding any such replacement location, then the Parties shall execute an amendment to this Lease which substitutes such new location in lieu of the Premises. If within 60 days following Lessor’s receipt of such notice the Parties have not reached an agreement regarding a location to substitute for the Premises, then Lessee may terminate this Lease by giving written notice to Lessor. All rentals and other charges owing hereunder shall be prorated as of such termination date.

7.3 Damages and Right to Additional Property. Lessor shall be entitled to any award and all damages payable as a result of any condemnation or taking of the fee title of the Premises provided that Lessee’s claims are first satisfied. Lessee shall have the right to claim and recover from the condemning authority and from the award issued compensation on account of any and all damage to the Facilities, the Additional Improvements and/or Lessee’s business by reason of the condemnation, including loss of value of any unexpired portion of the Term as if it had not been terminated, and for or on account of any cost or loss to which Lessee might be put in removing Lessee’s personal property, fixtures, leasehold improvements and equipment, including the Facilities and the Additional Improvements, from the Premises. To the extent that any of the foregoing can be sought as a separate award and not reduce the award otherwise payable to Lessor, Lessee shall seek such separate award.

7.4 Casualty.

(a) Should all or substantially all of the Facilities be destroyed (other than as a result of the gross negligence or intentional misconduct of Lessee), then Lessee may within the 180 day period after such destruction terminate this Lease by giving written notice to the Lessor, which termination shall be effective on the termination date set forth in such notice, but in no event shall such effective date be later than the end of such 180 day period. In such event, (i) all Rent and other charges shall be prorated and adjusted to the date of such destruction and (ii) all proceeds of insurance applicable to the Facilities shall be paid to and remain the property of Lessee; provided that Lessee shall be obligated to spend such insurance proceeds received by it to reasonably clean up the Facilities and Premises.

(b) Should the Facilities be subjected to only partial destruction or should Lessee not make the election to terminate set forth in clause (a) above, then Lessee shall, in good faith with due diligence and subject to obtaining all necessary building permits, restore the Facilities and any Additional Improvements so destroyed to substantially their former condition.

(c) During any periods of time during which the Facilities and/or Additional Improvements are destroyed, damaged or are being restored or reconstructed under the terms of this Section 7.4, rental hereunder shall be abated in the proportion that Lessee’s use thereof is impacted by the fire or other casualty, on the condition that Lessee takes commercially reasonable efforts to mitigate the disruption to its business caused by the casualty.

(d) If, notwithstanding Section 7.4(b), Lessee fails to act in good faith or to use due diligence to restore the Facilities and Additional Improvements to substantially their former condition within a reasonable time, then (i) Lessor shall have the right to take such actions as are necessary or reasonable to effect such restoration (and Lessee shall take all actions reasonably necessary to facilitate Lessor), and in such event, insurance proceeds with respect to remaining restoration work shall be payable to Lessor, (ii) Lessor shall have the right to terminate this Lease upon notice to Lessee, (iii) Lessee shall be obligated to spend insurance proceeds received by it for such restoration to reasonably clean up the Facilities and Premises and (iv) Lessor shall have the option to purchase (the “Option”) the Facilities and the Additional Improvements at fair market value as provided in Section 7.4(e).

(e) If Lessor elects to exercise the Option, Lessor shall so notify Lessee (the “Option Notice”). Lessor and Lessee shall engage an independent appraiser with experience in valuing refinery assets to determine the fair market value of the Facilities and the Additional Improvements (the “Purchase Price”), which is the price that a willing buyer would be willing to pay, and a willing seller would be willing to sell, each under no compulsion, for the Facilities and the Additional Improvements. The closing of the purchase and sale of the Facilities and Additional Improvement shall occur on the closing date set forth in the Option Notice, which date shall not be more than 90 days after receipt by Lessee of the Option Notice. At the closing, (i) Lessee shall deliver a duly executed Assignment and Bill of Sale transferring the Facilities and the Additional Improvements to Lessor, with a warranty of claims by, through or under Lessee, but otherwise without warranty and (ii) Lessor shall wire transfer the Purchase Price in immediately available funds to an account designated by Lessee.

(f) The term “all or substantially all” shall mean any damage to the Facilities by any cause whatsoever (other than those attributable to the gross negligence or willful misconduct of any Indemnified Party), such that the cost of repairing and restoring the Facilities is equal to or exceeds ____% of the total replacement cost thereof. Any other damage such that the cost of repair or restoration is less than ____% of the total replacement cost of the applicable portion of the Facilities shall be deemed to be a “partial destruction.”

ARTICLE VIII

ASSIGNMENT AND SUBLETTING

8.1 Assignment and Subletting. Except as permitted pursuant to the Omnibus Agreement, neither Party may assign or otherwise transfer any of its rights or obligations under this Lease (and Lessee may not sublease the Premises) without the prior written consent of the other Party and any purported assignment, transfer or sublease in violation hereof shall be null and void. This Lease shall be binding upon, and inure the benefit of, permitted successors and assigns.

8.2 Release of Lessor. Any assignment of this Lease by Lessor in accordance with Section 8.1 shall operate to terminate the liability of Lessor for all obligations under this Lease accruing after the effective date of any such assignment.

8.3 Release of Lessee. Any assignment of this Lease by Lessee in accordance with Section 8.1 shall operate to terminate the liability of Lessee for all obligations under this Lease accruing after the effective date of any such assignment.

ARTICLE IX

DEFAULTS; REMEDIES; TERMINATION

9.1 Default by Lessee. The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Lessee:

(a) The failure by Lessee to make when due any payment of rentals or any other payment required to be made by Lessee hereunder, if such failure continues for a period of 15 Business Days following written notice from Lessor;

(b) The failure by Lessee to observe or perform any of the other covenants, conditions or provisions of this Lease to be observed or performed by Lessee, if such failure continues for a period of 30 days following written notice from Lessor; provided, if a reasonable time to cure such default would exceed 30 days, Lessee shall not be in default so long as Lessee begins to cure such default within 30 days of receiving written notice from Lessor and thereafter completes the curing of such default within a reasonable period of time (under the circumstances) following the receipt of such written notice from Lessor;

(c) The occurrence of any Bankruptcy Proceeding on the part of Lessee;

(d) The termination of the Refining Agreement by the Big West Party thereunder in accordance with the provisions of Section 16.2 thereof due to a default by the non-Big West Party thereunder; or

9.2 Lessor’s Remedies. In the event of (i) a default under this Lease by Lessee pursuant to Section 9.1(c) or 9.1(d), (ii) if Lessor makes the LD Payment, or (iii) if Lessee has not operated the Refinery for six consecutive months for any reason other than due to Force Majeure or during periods of reconstruction due to casualty or condemnation which is being performed in compliance with this Agreement, Lessor may, at Lessor’s option, at any time thereafter that such default or breach remains uncured, without further notice or demand, terminate this Lease and Lessee’s right to possession of the Premises and forthwith repossess the Premises by any lawful means in which event Lessee shall immediately surrender possession of the Premises to Lessor (but only in the case of Section 9.1(c) or 9.1(d) or if Lessor makes the LD Payment, or if Lessee has not operated the Refinery for six consecutive months for any reason other than due to Force Majeure or during periods of reconstruction due to casualty or condemnation which is being performed in compliance with this Agreement). Lessor specifically waiving its right to terminate this Lease or Lessee’s right to possession hereunder otherwise); and any such action on the part of Lessor shall be in addition to any other remedy that may be available to Lessor for arrears of rentals or breach of contract or otherwise including the right of setoff. The written declaration by Lessor of a default under or breach of the terms of this Lease by Lessee under Sections 9.1(a) or (b) shall also constitute a written notice pursuant to Section 12.9(b) invoking the dispute resolution procedures. In connection with a default or breach by Lessee under Sections 9.1(a) or (b), pending the completion of the dispute resolution procedures set forth in Section 12.9, (a) Lessor shall not exercise any remedies, except as otherwise set forth in this Section 9.2 or in Section 12.9, and (b) neither Party may terminate this Lease. Each Party shall have an obligation to use commercially reasonable efforts to mitigate damages arising out of breach by the other Party of this Lease.

If, by the terms of this Lease, Lessee is required to do or perform any act or to pay any sum to a third party, and fails or refuses to do so, Lessor, after 10 days written notice to Lessee, without waiving any other right or remedy hereunder for such default, may do or perform such act, at Lessee’s expense, or pay such sum for and on behalf of Lessee, and the amounts so expended by Lessor shall be repayable on demand, and bear interest from the date expended by Lessor until paid at a rate equal to the lesser of (a) the prime rate as published by The Wall Street Journal from time to time in effect or (b) the maximum non-usurious rate of interest permitted to be charged Lessee under applicable Law (the “Post-Maturity Rate”). Past due rentals and any other past due payments required hereunder shall bear interest from maturity until paid at the Post-Maturity Rate.

9.3 Default by Lessor. The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Lessor:

(a) The failure by Lessor to make when due any payment required to be made by Lessor hereunder, if such failure continues for a period of 15 Business Days following written notice from Lessee;

(b) The failure by Lessor to observe or perform any of the other covenants, conditions or provisions of this Lease to be observed or performed by Lessor, if such failure continues for a period of 30 days following written notice from Lessee; provided, if a reasonable time to cure such default would exceed 30 days, Lessor shall not be in default so long as Lessor begins to cure such default within 30 days of receiving written notice from Lessee and thereafter completes the curing of such default within a reasonable period of time following the receipt of such written notice from Lessee;

(c) The occurrence of a Bankruptcy Proceeding on the part of Lessor; or

(d) The termination of the Refining Agreement by the non-Big West Party in accordance with Section 16.2 thereof due to a default by the Big West Party thereunder (other than a default covered by Section 16.2(d) thereof).

9.4 Lessee’s Remedies. In the event of a default under this Lease by Lessor pursuant to Section 9.3(c) or (d), Lessee may, at Lessee’s option, at any time thereafter that such default or breach remains uncured, without further notice or demand, terminate this Lease (but only in the case of Section 9.3(c) and (d) above, Lessee specifically waiving its right to terminate this Lease otherwise) and any such action on the part of Lessee shall be in addition to any other remedy that may be available to Lessee for breach of contract or otherwise including the rights of set-off, self-help and withholding of any payments due Lessor. The written declaration by Lessee of a default under or breach of the terms of this Lease by Lessor under Sections 9.3(a) or (b) shall also constitute a written notice pursuant to Section 12.9(b) invoking the dispute resolution procedures. Pending the completion of the dispute resolution procedures set forth in Section 12.9, (a) Lessee shall not exercise any remedies, except as otherwise set forth in this Section 9.4 or in Section 12.9, and (b) neither Party may terminate this Lease. Each Party shall have an obligation to use commercially reasonable efforts to mitigate damages arising out of breach by the other Party of this Lease.

If, by the terms of this Lease, Lessor is required to do or perform any act or to pay any sum to a Third Party, and fails or refuses to do so, Lessee, after ten days written notice to Lessor, without waiving any other right or remedy hereunder for such default, may do or perform such act, at Lessor’s expense (to the extent the terms of this Lease require such performance at Lessor’s expense) or pay such sum for and on behalf of Lessor, and the amounts so expended by Lessee shall be repayable on demand, and bear interest from the date expended by Lessee until paid at the Post-Maturity Rate. Lessee may, at Lessee’s option, deduct any such amounts so expended by Lessee from the Rent and any other amounts owed hereunder.

ARTICLE X

INDEMNITY

10.1 By Lessor. To the fullest extent permitted by Applicable Law, Lessor shall protect, defend, indemnify, hold harmless and release Lessee and its Affiliates and all of their officers, directors, employees and agents (the “Lessee Indemnified Parties”) from and against all losses, claims, demands, damages, injuries, liabilities, suits, obligations to indemnify others, judgments or costs (including reasonable attorneys’ fees and other expenses incurred in the defense of any claim or lawsuit or in the enforcement of this indemnity obligation) (collectively, “Claims”) arising out of or resulting from (a) the gross negligence or willful misconduct of Lessor, Lessor’s Affiliates or its and their directors, officers, employees, agents, contractors or consultants (the “Lessor Group”) in the performance of the any services pursuant to a Related Agreement or (b) any (i) personal injury (including illness, bodily injury or death) of any member of the Lessor Group or (ii) loss, damage to or destruction of or loss of use of the Salt Lake Refinery or Lessor Group furnished items or property owned or hired by Lessor Group, whether or not caused by the fault or negligence, sole or concurrent, active or passive, of any Lessee Indemnified Party or any other Person, and under any theory of recovery whatsoever. Notwithstanding the foregoing, Lessor’s indemnity shall not apply to any part of a Claim satisfied by insurance maintained by or on behalf of Lessee. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE FOREGOING INDEMNIFICATION AND RELEASE SHALL APPLY EVEN IF LESSEE OR ANY OF THE LESSEE INDEMNIFIED PARTIES ARE NEGLIGENT (WHETHER SOLE OR CONCURRENT) OR STRICTLY LIABLE.

10.2 By Lessee. To the fullest extent permitted by Applicable Law, Lessee shall protect, defend, indemnify, hold harmless and release each member of the Lessor Group (“Lessor Indemnified Parties”) from and against all Claims arising out of or resulting from (a) the gross negligence or willful misconduct of Lessee, Lessee’s Affiliates, or its or their directors, officers, employees, agents, contractors or consultants (the “Lessee Group”) under this Agreement, or (b) any (i) personal injury (including illness, bodily injury or death) of any member of the Lessee Group or (ii) damage to or destruction or loss of use of the Facilities, the Additional Improvements or any other property owned or hired by any member of the Lessee Group, whether or not caused by the fault or negligence, sole or concurrent, active or passive, of any Lessor Indemnified Party or any other Person, and under any theory of recovery whatsoever.

Notwithstanding the foregoing, Lessee’s indemnity shall not apply to any part of a claim satisfied by insurance maintained by or on behalf of Lessor. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE FOREGOING INDEMNIFICATION AND RELEASE SHALL APPLY EVEN IF LESSOR OR ANY OF THE LESSOR INDEMNIFIED PARTIES ARE NEGLIGENT (WHETHER SOLE OR CONCURRENT) OR STRICTLY LIABLE.

10.3 Procedures Relating to Indemnification. In order for a Party (the “Indemnified Party”) to be entitled to any indemnification from one of the other Parties pursuant to Section 10.1 or Section 10.2 (the “Indemnifying Party”) or as otherwise provided for under this Agreement with respect to a Third Party Claim, such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim within 15 days after receipt by such Indemnified Party of such written notice of the Third Party Claim; provided, failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. The Indemnifying Party will be entitled to participate in the defense of a Third Party Claim made against an Indemnified Party and, if it so chooses and admits liability under the indemnity, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, with respect to any such assumption, such counsel is not reasonably objected to by the Indemnified Party and the Indemnifying Party notifies the Indemnified Party of its intention to assume such defense within 60 days of receipt of notice of a Third Party Claim. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim and for so long as the Indemnifying Party diligently pursues the defense of such claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party (a) will cooperate in all reasonable respects with the Indemnifying Party in connection with such defense, (b) will not admit liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party’s prior written consent and (c) will agree to any settlement, compromise or discharge of a Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full settlement amount of the liability in connection with such Third Party Claim which releases the Indemnified Party completely in connection with such Third Party Claim and which does not obligate the Indemnified Party to take or forbear to take any action, unless such action does not materially affect the Indemnified Party. In the event the Indemnifying Party shall assume the defense of any Third Party Claim as provided above, the Indemnified Party shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the Indemnifying Party does not so assume the defense of any such Third Party Claim, the Indemnified Party may defend and settle the same in such manner as it may deem appropriate.

ARTICLE XI

FORCE MAJEURE

11.1 Force Majeure Event. Subject to the following provisions of this Article XI, a Party shall not be in default hereunder or responsible for any loss or damage to the other Party resulting from any delay in performing or failure to perform any obligation of such Party under this Agreement (other than Lessee’s obligation to make Rent or other payments as provided in this Lease) to the extent such failure or delay is caused by a Force Majeure Event.

11.2 Force Majeure Notice. The Party whose ability to perform is affected by a Force Majeure Event must, as a condition to its right to suspend its obligations under Section 11.1, promptly give the other Party notice setting forth the particulars of the Force Majeure Event and, to the extent possible, the expected duration of the Force Majeure Event. Such notice shall also include a description of the steps taken and proposed to be taken to lessen and cure the Force Majeure Event. The cause of the Force Majeure Event shall so far as commercially reasonable be remedied with all reasonable dispatch, except that no Party shall be obligated to resolve any Labor Difficulties other than as it shall determine to be in its best interests.

ARTICLE XII

OTHER PROVISIONS

12.1 Notices. Any notices given under this Lease shall be in writing and shall be given to the recipient at the applicable address specified below, unless such address is changed by written notice hereunder. Notice may be given in person or by U.S. mail (certified), any courier delivery service, by facsimile or by electronic mail. Any notice required or permitted hereunder shall be deemed given upon the earlier of (i) the day of actual receipt by the Party to whom notice is being given or (ii) the fourth day after being deposited postage prepaid in the U.S. mail as certified mail. Notice by facsimile or by electronic mail shall be deemed to be given upon the completion of transmission to the receiving Party during regular business hours, or if sent after hours, then on the next succeeding Business Day.

Lessee:

Big West Oil Operating, LP

_____________________________

_____________________________

_____________________________

E-mail: ______________________

with a copy to:

_____________________________

_____________________________

_____________________________

E-mail:_______________________

Lessor:

Big West Oil, LLC

_____________________________

_____________________________

E-mail:_______________________

with a copy to:

Big West Oil, LLC

1104 Country Hills Drive, 7th Floor

Ogden, Utah 84403

Attn: General Counsel

E-mail: ___________________________

12.2 Severability. If any provision of this Lease is finally determined to be unenforceable, illegal or unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any party, be deemed severed from this Lease and the remainder of this Lease shall continue to be effective and enforceable.

12.3 Entire Agreement. This Lease (including any schedules or exhibits hereto), together with the Omnibus Agreement, constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter hereof and thereof.

12.4 No Modification. No amendments, additions to, alterations, modifications, or waivers of all or any part of this Lease shall be of any effect, whether by course of dealing or otherwise, unless in writing and signed by Lessee and Lessor; provided, Lessee may not, without the approval of the Conflicts Committee, agree to any amendment, addition, alteration, modification or waiver of this Lease that, in the reasonable judgment of the GP, will adversely affect any holder of Common Units.

12.5 No Waiver. Failure of either Lessee or Lessor to require performance of any provision of this Lease shall not affect either Party’s right to full performance thereof at any time thereafter, and the waiver by either Lessee or Lessor of a breach of any provision hereof shall not constitute a waiver of any similar breach in the future or of any other breach or nullify the effectiveness of such provision.

12.6 Safety Regulations. All employees of each Party when on the property of the other Party will conform to the rules, regulations and procedures concerning safety of such other Party. From time to time, each Party shall furnish the other Party with complete, accurate and current copies of all such rules, regulations and procedures.

12.7 Relationship of Parties. This Lease does not create a partnership, joint venture, or relationship of trust or agency between the Parties.

12.8 Governing Law. THE INTERPRETATION AND CONSTRUCTION OF THIS LEASE, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF UTAH APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF UTAH, WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW. SUBJECT TO SECTION 13.9, EACH OF

THE PARTIES HEREBY AGREES: (I) TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN SALT LAKE COUNTY, UTAH IN ANY ACTION OR PROCEEDING ARISING OUT OF RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (II) THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT, (III) THAT SUCH PARTY WILL NOT BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT, AND (IV) THAT SUCH PARTY WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING, AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING.

12.9 Dispute Resolution.

(a) The dispute resolution provisions set forth in this Section 12.9 shall be the final, binding and exclusive means to resolve all disputes, controversies or claims (each, a “dispute”) arising under this Lease, and each Party irrevocably waives any right to any trial by jury with respect to any dispute arising under this Lease; provided, this Section 12.9 shall not limit either Party’s recourse to courts of competent jurisdiction for injunctive or equitable relief that may be necessary to protect the rights and property of such Party or maintain the status quo before or during the pendency of the process set forth in this Section 12.9.

(b) If a dispute arises, the following procedures shall be implemented:

(i) Any Party may at any time invoke the dispute resolution procedures set forth in this Section 12.9 as to any dispute by providing written notice of such action to the other Party. The disputing Party within five Business Days after receipt of such notice shall schedule a meeting between the Parties to be held in Ogden, Utah. The meeting shall occur within ten Business Days after notice of the meeting is delivered to the Parties. The meeting shall be attended by representatives of each Party having decision-making authority regarding the dispute as well as the dispute resolution process. The meeting shall also be attended by upper management level personnel of each of the Parties, which persons have not previously been directly engaged in asserting or responding to the dispute. Such persons shall attempt in a commercially reasonable manner to negotiate a resolution of the dispute, which negotiations may entail the involvement of and meetings attended by additional upper management level personnel senior to such persons. If such upper management level personnel shall not have negotiated a resolution to the dispute within 45 days of the initial notice of such dispute, then a meeting attended by the Chief Executive Officer with full decision-making authority of each ultimate parent company of each of the Parties shall occur and such persons shall attempt in a commercially reasonable manner to negotiate a resolution of the dispute before these procedures may be deemed to have been exhausted. If such persons succeed in negotiating a resolution of the dispute, the Parties shall be directed (in as comprehensive detail as reasonably practicable) to take the actions necessary to carry out such resolution. Each Party shall have a commercially reasonable time in which to take the actions required of it, and such period shall automatically be extended if such Party has in good faith and diligently commenced and continued with its actions (a “Cure Period”).

(ii) Notwithstanding the existence of any dispute or the pendency of any procedures pursuant to this Section 12.9, the Parties agree and undertake that all payments not in dispute shall continue to be made and that all obligations not in dispute shall continue to be performed.

(iii) If a dispute is not resolved pursuant to subsection (b)(i) within 90 days after notice invoking the dispute or if following the Cure Period, a Party believes in good faith that a dispute still exists, the representatives of the Parties shall engage in mediation (or such other technique of alternative dispute resolution as they Parties may then agree upon), and a specific timetable and completion date for its implementation shall also be agreed upon. If the completion date therefor shall occur without the Parties having resolved the dispute, then the Parties shall proceed under subsections (b)(iv) below.

(iv) If, after satisfying the requirements above, the dispute is not resolved, then such dispute shall be resolved by any state or federal court sitting in Salt Lake County, Utah. Each Party acknowledges and agrees that any controversy that may arise under this Lease is likely to involve complicated and difficult issues, and therefore irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Lease. Each Party acknowledges and agrees that it understand and has considered the implications of such waiver and it makes such waiver voluntarily and that it has been induced to enter into this Lease by, among other things, the mutual waivers in this Section 12.9. After satisfying the requirements above, such dispute shall be resolved by any state or federal court sitting in Salt Lake County, Utah.

12.10 Waiver of Consequential Damages. NOTWITHSTANDING ANY PROVISION OF THIS LEASE, IN NO EVENT SHALL EITHER PARTY EVER BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY CLAIM ARISING OUT OF OR RELATING TO THIS LEASE FOR ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT LOSSES OR DAMAGES FROM ITS PERFORMANCE UNDER THIS LEASE OR FOR ANY FAILURE OF PERFORMANCE HEREUNDER OR RELATED HERETO, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.

12.11 Estoppel Certificates. Lessee and Lessor shall, at any time and from time to time upon not less than 20 days prior written request from the other Party, execute, acknowledge and deliver to the other a statement in writing (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which Rent and other charges are paid, and (b) acknowledging that there are not, to the executing Party’s knowledge, any uncured defaults on the part of the other Party hereunder (or specifying such defaults, if any are claimed). Any such statement may be conclusively relied upon by any prospective purchaser of the Premises or the leasehold evidenced by this Lease or any Lender. Nothing in this Section 12.11 shall be construed to waive the conditions elsewhere contained in this Lease applicable to assignment or subletting of the Premises by Lessee.

12.12 Recording. Upon the request of Lessor or Lessee, Lessor and Lessee shall execute, acknowledge, deliver and record a “short form” memorandum of this Lease in the form of Exhibit C. Promptly upon request by Lessor at any time following the expiration or earlier termination of this Lease, however such termination may be brought about, Lessee shall execute and deliver to Lessor an instrument, in recordable form, evidencing the termination of this Lease and the release by Lessee of all of Lessee’s right, title and interest in and to the Premises existing under and by virtue of this Lease (the “Lessee Release”) and Lessee grants Lessor an irrevocable power of attorney coupled with an interest for the purpose of executing the Lessee Release in the name of the Lessee. This Section 12.12 shall survive the termination of this Lease

12.13 Warranty of Peaceful Possession. Lessor covenants and warrants that Lessee, upon paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Lessee’s part to be observed and performed hereunder, may peaceably and quietly have, hold, occupy, use and enjoy, and, subject to the terms of this Lease, shall have the full, exclusive and unrestricted use and enjoyment of, all the Premises during the Term for the purposes permitted herein, and Lessor agrees to warrant and forever defend title to the Premises against the claims of any and all persons whomsoever lawfully claiming or to claim the same or any part thereof.

12.14 Set Off. Each Party has the right to set off against any amounts due to the other Party hereunder any and all amounts that the other Party owes to the first Party under this Agreement or the Related Agreements.

[signatures on the following page]

The Parties hereto have executed this Lease to be effective as of the Commencement Date.

LESSOR:

BIG WEST OIL, LLC

By:
Name:
Title:

LESSEE:

BIG WEST OIL PARTNERS OPERATING, LP

By:
Name:
Title:

Signature Page to Site Lease Agreement

EXHIBIT A

PREMISES

Exhibit A – Page 1

EXHIBIT B

SALT LAKE REFINERY

Exhibit B – Page 1

EXHIBIT C

SHORT FORM OF MEMORANDUM

THIS MEMORANDUM OF LEASE is dated as of ______________, 2008 to reflect the existence of a Site Lease Agreement, dated of even date herewith, by and between Big West Oil, LLC, a Utah limited liability company, having an office address at _________________________ (“Lessor”), and Big West Oil Operating, LP, a Delaware limited partnership, having an office address at _____________________(“Lessee”). Such Site Lease Agreement is herein referred to as the “Site Lease.” Lessor and Lessee are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

Lessor is the owner of those certain tracts or parcels of land and appurtenant rights more particularly described in Exhibit A (“Lessor’s Property”).

Lessor and Lessee entered into that certain Contribution Agreement, dated of even date herewith (the “Contribution Agreement”), pursuant to which Lessee acquired certain assets including fixtures, some of which are located on the portion of Lessor’s Property which is more particularly shown by heavy black outlines on Exhibit B (the “Premises”). All of the assets acquired by Lessee pursuant to the Contribution Agreement, which include without limitation the assets located on the Premises, are referred to as the “Facilities.”

Lessor has leased the Premises to Lessee pursuant to the terms of the Site Lease.

Lessor has granted to Lessee certain rights of access and use to certain portions of Lessor’s Property that are not part of the Premises (the “Salt Lake Refinery”).

Lessor and Lessee have entered into the Site Lease and desire to give public notice of the existence of certain of their rights and agreements thereunder. Capitalized terms which are used but not defined herein shall have the meanings given to them in the full text of the Site Lease.

NOW, THEREFORE, the Parties do hereby give public notice as follows:

1. Term of Site Lease. The initial term of the Site Lease commences on __________, 2008, and terminates on ______________, 20___, and after such date the term of the Site Lease may be renewed year-to-year thereafter, if agreed by both Parties unless the term of the Site Lease is sooner terminated pursuant to the provisions thereof.

2. Facilities. Of even date herewith Lessor has granted, sold, conveyed, assigned, transferred, set over and vested in Lessee the Facilities including, without limitation, those Facilities which are located on the Premises.

Exhibit C – Page 1

3. Early Termination Rights. Each of Lessee and Lessor has the right to terminate the Site Lease prior to the expiration of the term of the Site Lease upon the occurrence of certain events stated in the Site Lease.

4. Access Rights of Lessee to the Salt Lake Refinery. Pursuant to the terms and provisions of the Site Lease, Lessee has been granted certain non-exclusive access rights to use various portions of the Salt Lake Refinery.

5. Reservation of Rights of Lessor of Access to the Premises. Pursuant to the terms of the Site Lease, Lessor has retained certain rights of access to the Premises for the purposes set forth in the Site Lease.

6. Site Lease Governs. This Memorandum of Lease has been executed and recorded as notice of the Site Lease in lieu of recording the Site Lease itself. Lessor and Lessee intend that this instrument be only a memorandum of the Site Lease, and reference is hereby made to the Site Lease itself for all of the terms, covenants and conditions thereof. Lessor and Lessee hereby covenant and agree that this Memorandum of Lease is and shall be subject to the terms and conditions more particularly set forth in the Site Lease. This Memorandum of Lease is not intended to modify, limit or otherwise alter the terms, conditions and provisions of the Site Lease. In the event of any conflict, ambiguity or inconsistency between the terms and provisions of this Memorandum of Lease and the terms and provisions of the Site Lease, the terms and provisions of the Site Lease shall govern, control and prevail.

Exhibit C – Page 2

IN WITNESS WHEREOF, the undersigned have caused this Memorandum of Lease to be executed as of the date first set forth above.

LESSOR: BIG WEST OIL, LLC,

By:
Name: Title:

LESSEE:
BIG WEST OIL PARTNERS OPERATING, LP

By:
Name: Title:

Signature Page to Short Form Memorandum

STATE OF UTAH	§
§
COUNTY OF _____________	§

This instrument was acknowledged before me by _______________________________, as ___________________ of Big West Oil Partners Operating, LP on _____________________, 2008.

Notary Public in and for the State of Utah [conform to Utah law]

Exhibit C – Page 4

STATE OF UTAH	§
§
COUNTY OF _____________	§

This instrument was acknowledged before me by _______________________________, as ___________________ of Big West Oil, LLC on _____________________, 2008.

Notary Public in and for the State of Utah [conform to Utah law]

Exhibit C – Page 5

EXHIBIT D

FACILITIES

Exhibit D – Page 1

EXHIBIT E

COMMON FACILITIES

Exhibit E – Page 1

SCHEDULE 1.1(b)

Items which are not part of the Premises

1.	Facilities

2.	Additional Improvements

3.	______

Schedule 1.1(b)